Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CLICK COMMERCE, INC.,

CLICK WEST COAST CORP.,

CLICK-WEBRIDGE, INC.

and

WEBRIDGE, INC.

MARCH 17, 2004

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT, NEWCO AND BUYER

Section 5.1	Organization and Qualification
Section 5.2	Certificate of Incorporation and By-Laws
Section 5.3	Capitalization
Section 5.4	Authority
Section 5.5	No Conflict
Section 5.6	Required Filings and Consents
Section 5.7	SEC Filings; Parent Financial Statements.
Section 5.8	Brokers
Section 5.9	Shares Exempt from Registration
Section 5.10	Information

ARTICLE VI COVENANTS

Section 6.1	Employee Benefits Matters
Section 6.2	Consents; Filings; Further Action
Section 6.3	Public Announcements
Section 6.4	Expenses
Section 6.5	Operations Prior to the Closing Date
Section 6.6	Hiring of New Employees
Section 6.7	Notice of Renewal of Hosting Services and Maintenance Services Agreements
Section 6.8	Lock-Up Period
Section 6.9	Escrow of Certain Stock Consideration
Section 6.10	Audit of the Seller
Section 6.11	Allocation of Purchase Price

ARTICLE VII SURVIVAL; INDEMNIFICATION

Section 7.1	Survival.
Section 7.2	Indemnification Provisions for Benefit of Buyer
Section 7.3	Calculation of Losses
Section 7.4	Limitation of Indemnification Obligation
Section 7.5	Indemnification Procedures
Section 7.6	Exclusive Rights
Section 7.7	Limit on Stockholder Liability

ARTICLE VIII OTHER AGREEMENTS

Section 8.1	Application and Fairness Hearing
Section 8.2	Information Statement and Other Filings
Section 8.3	Submission to Stockholders
Section 8.4	Acquisition Proposals
Section 8.5	No New Business Activities
Section 8.6	Notice of Liquidation

ARTICLE IX CONDITIONS TO CLOSING

Section 9.1	Conditions to Obligations of Each Party
Section 9.2	Additional Conditions to Obligations of the Seller

ii

Section 9.3	Additional Conditions to the Obligations of Parent and Buyer

ARTICLE X TERMINATION

Section 10.1	Termination
Section 10.2	Effect of Termination

ARTICLE XI MISCELLANEOUS

Section 11.1	Certain Definitions
Section 11.2	Counterparts
Section 11.3	Governing Law; Waiver of Jury Trial
Section 11.4	Notices
Section 11.5	Entire Agreement
Section 11.6	No Third Party Beneficiaries
Section 11.7	Amendment
Section 11.8	Obligations of the Parent
Section 11.9	Severability
Section 11.10	Interpretation
Section 11.11	Assignment
Section 11.12	Specific Performance

Exhibit A	Voting Agreement
Exhibit B	Assumption Agreement
Exhibit C	Assignment and Bill of Sale

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 17, 2004, by and among WEBRIDGE, INC., a Delaware corporation (the “Seller”), CLICK WEST COAST CORP., a Delaware corporation, a direct, wholly-owned subsidiary of Parent (“Newco”), CLICK-WEBRIDGE, INC., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (the “Buyer”), CLICK COMMERCE, INC., a Delaware corporation (the “Parent”).

RECITALS

WHEREAS, the Boards of Directors of the Parent, Newco, Buyer and the Seller have determined that the purchase by Buyer, and the sale by Seller, of certain of the assets of Seller on the terms and conditions set forth in this Agreement (the “Asset Sale”), is advisable and in the best interests of their respective corporations and stockholders and consistent with and in furtherance of their respective business strategies and goals, and consequently have approved the Asset Sale and this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”).

WHEREAS, Parent owns all of the issued and outstanding capital stock of Newco, and Newco owns all of the issued and outstanding capital stock of Buyer.

WHEREAS, Seller desires to transfer its business and certain of its assets to Buyer in exchange for voting shares of Parent.

WHEREAS, as contemplated by Section 8.6, Seller intends to satisfy all remaining liabilities of Seller and distribute all remaining assets of Seller, including remaining shares of Parent received pursuant to this Agreement.

WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, certain holders of Seller Stock are entering into a voting agreement, dated as of the date hereof, with the Parent, a copy of which is attached to this Agreement as Exhibit A (the “Voting Agreement”).

WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 11.1.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1  Purchase and Sale.  Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the assets, properties and rights of Seller (other than the assets specified in Section 1.2), tangible and intangible, wherever located, including all of the assets necessary or useful to maintain and operate the Seller’s extranet software and services business (the “Business”) now owned and operated by Seller, which assets (the “Assets”) shall include without limitation:

(a)  All items of tangible personal property of Seller, including furniture, fixtures, equipment, materials, supplies, inventory and spare and replacement items therefor, including without limitation all such items listed on Schedule 1.1(a) and all such items acquired by Seller after the date hereof and on or before the Closing Date as approved by Parent, other than to the extent such items are disposed of by Seller prior to the Closing Date without breach of this Agreement;

(b)  All leases of real or personal property to which Seller is a party, whether Seller is lessor or lessee, including without limitation all leases listed on Schedule 1.1(b) and all leases entered into after the date hereof and on or before the Closing Date without breach of this Agreement;

(c)  All rights (other than rights to Retained Receivables), benefits and interests of Seller under the contracts, agreements, commitments, understandings, purchase orders, sales orders, documents and instruments listed on Schedule 1.1(c) hereto and under any contracts, agreements, commitments, understandings, purchase orders, sales orders, documents or instruments entered into between the date hereof and the Closing Date without breach of this Agreement, other than to the extent such items have terminated, expired or been disposed of by Seller prior to the Closing Date without breach of this Agreement  (collectively, the “Contracts”);

(d)  All Intellectual Property (as defined in Section 3.15), including without limitation all patents, trademarks, trade names, trade dresses, service marks (including all goodwill associated with such trademarks, trade names, trade dresses, and service marks) and copyrights of Seller, all registrations therefor, all applications pending therefor and all other proprietary rights and intangible property of Seller, including trade secrets, technology, software, operating systems, customer lists, customer relationships, customer agreements, customer understandings, know-how, formulae, slogans, processes and operating rights, including without limitation all such items listed on Schedule 1.1(d) and all such items acquired by Seller or coming into existence after the date hereof and on or before the Closing Date, other than to the extent such items have terminated, expired or been disposed of by Seller prior to the Closing Date in the ordinary course of business without breach of this Agreement;

(e)  All licenses granted by or to Seller and all other agreements to which Seller is a party which relate, in whole or in part, to any items described in Section 1.1(d) or to other proprietary rights transferred hereby, including without limitation all items listed on Schedule 1.1(e) and all such items granted to or entered into by Seller after the date hereof and on or before the Closing Date, other than to the extent such items have terminated, expired or been disposed of by Seller prior to the Closing Date without breach of this Agreement;

(f)  To the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality held by

Seller and required for the conduct of the Business, including without limitation all such items listed on Schedule 1.1(f) and all such items granted or received after the date hereof and on or before the Closing Date, other than to the extent such items have terminated, expired or been disposed of by Seller prior to the Closing Date without breach of this Agreement;

(g)  The Transferred Receivables (as defined in Section 1.5);

(h)  All choses in action, causes of action and other similar rights of Seller, including without limitation all such items listed on Schedule 1.1(h) and all such items arising or acquired after the date hereof and on or before the Closing Date;

(i)  The two certificates of deposit of Seller at US Bank securing the real property lease for Seller’s Beaverton, Oregon facility (the “CDs”);

(j)  Originals (or copies to the extent Seller is either required by law to keep originals in its possession or needs to keep originals in order to collect Retained Receivables) of all operating data and records relating to the Business, including without limitation financial, accounting and credit records, personnel records and other corporate records, correspondence, budgets and other similar documents and records;

(k)  Receivables relating to advances made to employees of Seller;

(l)  All assignable rights, if any, to all telephone lines and numbers used in the conduct of the Business, including without limitation those listed on Schedule 1.1(l);

(m)  The Transferred Cash and Cash Equivalents (as defined in Section 1.5); and

(n)  All right, title and interest in and to the name “Webridge” and all goodwill associated with the Business.

Section 1.2  Excluded Assets.  The Assets shall not include the following:

(a)  Seller’s corporate seal, minute books, charter documents and corporate stock record books;

(b)  All cash and bank accounts (including deposits therein and accrued interest thereon) other than Transferred Cash and Cash Equivalents;

(c)  The Retained Receivables (as defined in Section 1.5);

(d)  All shares of stock of any subsidiary of Seller;

(e)  All shares of capital stock of Seller held in treasury;

(f)  All insurance policies and rights thereunder (provided that retention of such policies by the Seller will not preclude the Buyer from payment benefits under such policies in support of the Seller’s indemnification obligations under Article VII after the Survival Period Termination Date);

(g)  Copies (or originals to the extent Seller is either required to keep originals in its possession by law or needs to keep originals in order to collect Retained Receivables) of all operating data and records of the Seller, including without limitation financial, accounting and credit records, personnel records and other corporate records, correspondence, budgets and other similar documents and records;

(h)  All claims for refund of taxes and other governmental charges of whatever nature;

(i)  The two laptop computers used by David Brinker and Cheryl Niehuser, and one desktop computer with keyboard, mouse, monitor, and printer used in Seller’s finance department; provided, however, that copies of all company records and materials contained in the storage memory of such computers shall constitute a Purchased Asset under Section 1.1(j) and shall be delivered to Buyer in accordance with such Section;

(j)  All prepaid workers’ compensation premiums;

(k)  All prepaid insurance assets;

(l)  Seller’s rights under the software license with ETrade regarding Equity Edge Software (the “ETrade Agreement”); and

(m)  All rights of Seller under this Agreement, the Bill of Sale, and the Assumption Agreement.

Section 1.3  Assumption of Liabilities.  Except for the liabilities and obligations to be assumed by Buyer pursuant to Section 1.4, Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances.  Without limiting the generality of the foregoing and except as otherwise provided above, Buyer will not be responsible for any of the following (collectively, the “Retained Liabilities”):

(a)  liabilities, obligations or debts of Seller, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

(b)  liabilities, obligations or debts of Seller for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

(c)  liabilities or obligations of Seller to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d)  liabilities or obligations of Seller for employee severance payments or arrangements resulting from termination of Seller’s employees;

(e)  liabilities or obligations of Seller relating to issuances of securities;

(f)  liabilities and obligations under the ETrade Agreement;

(g)  liabilities or obligations of Seller incurred in connection with distributions to shareholders or in connection with the liquidation of Seller; and

(h)  liabilities or obligations of Seller under any Environmental Law.

Section 1.4  Purchase Price.  The purchase price for the Assets (the “Purchase Price”) shall be:

(a)  600,000 shares of the common stock of Parent, 510,000 of which will be issued to Seller at Closing (the “Closing Shares”) and 90,000 of which will be held by Parent as escrow agent pursuant to Section 6.9 (the “Escrowed Consideration” and, together with the Closing Shares and the Reconciliation Shares (as defined in Section 1.5(b)), the “Consideration Shares”); and

(b)  the assumption by Buyer, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit B (the “Assumption Agreement”), of

(i)  all obligations of Seller arising or required to be performed after the Closing under any of the Leases or Contracts listed on Schedule 1.1(b) or Schedule 1.1(c) hereto; and

(ii)  all obligations of Seller arising from events or circumstances occurring, from the passage of time or required to be performed after the Closing under any lease, contract, agreement, commitment, understanding, purchase order, sales order, document or instrument consented to in writing by Buyer (which consent is not required for those contracts and agreements described in Section 6.7) and entered into by Seller in the ordinary course of business between the date of this Agreement and the Closing Date without breach of this Agreement;

(iii)  all liabilities for commissions payable to employees of Seller hired by the Parent or Buyer at Closing arising from sales for which payment is not received by Seller on or prior to the Closing (provided that Buyer receives such payment after the Closing); and

(iv)  all obligations related to the prepaid rent received by Seller from UXComm with respect to the sublease by Seller to UXComm of a portion of the Seller’s Beaverton, Oregon facility (the items described in clauses (i) - (iv) collectively, the “Assumed Liabilities”).

Section 1.5  Closing Reconciliation; Allocation of Accounts Receivable.

(a)  On the business day immediately prior to the Closing Date, Seller shall deliver to Buyer and Parent schedules reflecting the following, estimated as of the Closing Date:

(i)  Cash and cash equivalents, which shall consist of the following:  cash on hand and on deposit in the Seller’s bank accounts (other than the CDs); accrued interest on bank deposits (other than the CDs); prepaid workers’ compensation assets; and prepaid insurance assets (the “Cash and Cash Equivalents”);

(ii)  Current liabilities, which shall consist of the following: trade accounts payable; employee expense accounts (payable and accrued); withholding and payroll taxes payable; payables with respect to Benefit Plans; sales tax payable; federal and state accrued property taxes; accrued federal and state income taxes; accrued workers’ compensation premiums; unpaid costs and expenses related to the shut down and winding up of Seller’s United Kingdom subsidiary; and any other liabilities reflected on the Seller’s books and records to the extent such items require actual payment by Seller (as opposed to items such as bad debt reserves and deferred revenue) (the “Current Liabilities”);

(iii)  Transaction costs set forth on the attached Schedule 1.5 (the “Transaction Expenses”); provided, however, that Buyer may approve increases in Transaction Expenses directly related to the Asset Sale in its reasonable discretion; and

(iv)  All trade accounts receivable of Seller, net of applicable reserves (“Accounts Receivable”).

(b)  Buyer and Seller agree to allocate the Accounts Receivable at Closing pursuant to this Section 1.5(b), with the Accounts Receivable allocated to Buyer to be “Transferred Receivables” and those allocated to Seller to be “Retained Receivables.”

(i)  If the aggregate amount of the Cash and Cash Equivalents exceeds the aggregate amount of the Current Liabilities plus Transaction Expenses (a “Surplus”), all Accounts Receivable will be allocated to Buyer and Seller shall transfer to Buyer an amount of Cash and Cash Equivalents equal to the amount of the Surplus (the “Transferred Cash and Cash Equivalents”);

(ii)  If the aggregate amount of the Cash and Cash Equivalents is equal to the aggregate amount of the Current Liabilities plus the Transaction Expenses, all Accounts Receivable will be allocated to Buyer;

(iii)  If the aggregate amount of the Cash and Cash Equivalents is less than the aggregate amount of the Current Liabilities plus Transaction Expenses (a “Deficit”) then, at the option of Buyer, either:

(A)  Accounts Receivable in an amount equal to the amount of the Deficit shall be allocated to Seller on a pro rata basis, and collections of Accounts Receivable after the Closing Date shall be allocated and paid to Seller on a basis such that Seller shall be entitled to receive an amount from each such collection equal to two times the proportion that the aggregate amount of Accounts Receivable allocated to Seller bears to the total Accounts Receivable (without adjustment for any discount offered by Buyer to an account debtor with respect to a collected Account Receivable) until Buyer has received payments equal to the amount of Accounts Receivable allocated to it, and Buyer shall retain all obligations to collect such Accounts Receivable on behalf of Seller and shall remit such amounts to Seller on a monthly basis;

(B)  All Accounts Receivable will be allocated to Buyer and Parent shall issue to Seller such number of shares of the Common Stock of Parent as is equal to the amount of the Deficit divided by closing price of the Parent Common Stock on the trading day immediately prior to Closing, as reported on the Nasdaq National Market, rounded up to the nearest whole share (the “Reconciliation Shares”); or

(C)  A combination of (A) and (B) resulting in aggregate receipt by Seller of an amount as determined by those provisions equal to the Deficit.

Section 1.6  Instruments of Conveyance and Transfer.  The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by Seller’s execution and delivery to Buyer, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit C (the “Bill of Sale”), together with such other general warranty deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Assets, as reasonably requested by Buyer or its counsel.

Section 1.7  Further Assurances.  Seller agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession and operating control of the Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers or powers of attorney as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer of, all of the Assets, or to vest in Buyer good, valid and marketable title to the Assets.

Section 1.8  Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott, Will & Emery, Chicago, Illinois, at 12:00 (noon Chicago time) as promptly as practicable, but no later than two (2) business days after the date that all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the “Closing Date”).

Section 1.9  Sales or Use Tax.  Buyer shall pay Seller and Seller shall collect from Buyer on the Closing Date any sales or use tax owing in respect of the purchase of the Assets.  Seller shall promptly file all necessary sales or use tax returns and pay all sales or use taxes due following the Closing Date.  As soon as practicable following the Closing Date, Seller shall deliver to Buyer receipts from the appropriate taxing authorities showing that all sales or use taxes owing have been paid.  Notwithstanding any provision of this Section 1.9 to the contrary, Seller shall have no obligation to collect sales or use tax, file any sales and use tax returns or pay any sales or use taxes resulting from Buyer moving any Assets out of the state of Oregon.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter delivered by the Seller to the Buyer (the “Seller Disclosure Letter”) that:

Section 3.1  Organization and Qualification; Subsidiaries.

(a)  The Seller has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its Business as it is now being conducted.  The Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have no Material Adverse Effect on the Seller.  For purposes of this Agreement, “Material Adverse Effect on the Seller” means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Seller or that has materially impaired or will materially impair the ability of the Seller to perform its obligations under this Agreement, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect on the Seller: (i) any adverse change in general business or economic conditions, (ii) any event, occurrence or circumstance generally applicable to the secure extranet software and services industry or the economy generally, (iii) any effect arising from compliance with the terms of this Agreement by any party hereto, or (iv) transaction costs, Taxes, accounting changes, integration costs and other effects that result directly from the announcement or consummation of the transactions contemplated by this Agreement.

(b)  Section 3.1(b) of the Seller Disclosure Letter sets forth a complete and correct list of all of the subsidiaries of the Seller, their jurisdiction of organization and the ownership or other interest therein of the Seller.  The Seller does not hold any interest in any person other than the subsidiaries so listed.

Section 3.2  Certificate of Incorporation and By-Laws.  The copies of the Seller’s Certificate of Incorporation and the Seller’s by-laws, each as amended through the date of this Agreement and previously provided to the Parent, are complete and correct copies of those documents.  Such Seller Certificate of Incorporation and by-laws and all comparable organizational documents of the Seller Subsidiaries are in full force and effect.  The Seller is not in violation of any of the provisions of such Seller Certificate of Incorporation or by-laws.

Section 3.3  [Intentionally omitted].

Section 3.4  Authority.

(a)  The Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Asset Sale and the other transactions contemplated by this Agreement to be consummated by Seller.  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action (other than approval of the Asset Sale by the holders of the Seller’s common stock (“Seller Stock”)) and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder.  This Agreement has been duly authorized and validly executed and delivered by the Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b)  A special independent committee of the Board of Directors of the Seller and the full Board of Directors of the Seller (i) have approved this Agreement and the other transactions contemplated by this Agreement and (ii) declared that the Asset Sale, this Agreement and the other transactions contemplated by this Agreement are fair and in the best interests of the holders of Seller Stock.

Section 3.5  No Conflict.  The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not:

(i)  conflict with or violate any provision of the Seller’s Certificate of Incorporation or the Seller’s bylaws;

(ii)  assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree (“Law”) binding upon or applicable to the Seller or by which any property or asset of the Seller (including the Assets) is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Seller; or

(iii)  except as set forth in Section 3.5(a) of the Seller Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Seller under any note, bond, mortgage or indenture or any material contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation

(collectively, “Contracts”) to which the Seller is a party or by which its assets or properties is or may be bound or affected.

Section 3.6  Required Filings and Consents.  The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require the Seller to obtain or make, as the case may be, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements of the Securities Act, applicable requirements of state laws providing for the registration or regulation of securities (“Blue Sky Laws”), and (ii) as set forth in Section 6.2.  The Seller is not a party to, or bound by, any contract or other agreement that would prohibit the transactions contemplated by this Agreement.

Section 3.7  Permits; Compliance with Law.  The Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Seller to own, lease and operate its properties or to carry on its Business as it is now being conducted (collectively, the “Seller Permits”), except where the failure to have, or the suspension or cancellation of, any of the Seller Permits, individually or in the aggregate, has no Material Adverse Effect on the Seller, and, as of the date of this Agreement, no suspension or cancellation of any of the Seller Permits is pending or, to the knowledge of the Seller, threatened, except where the failure to have, or the suspension or cancellation of, any of the Seller Permits, individually or in the aggregate, has no Material Adverse Effect on the Seller.  The Seller is not in conflict with, or in default or violation of, (i) any Law applicable to the Seller or by which any property or asset of the Seller is or may be bound or affected or (ii) any Seller Permits, except in the case of both clause (i) and clause (ii) for any such conflicts, defaults or violations that, individually or in the aggregate, have no Material Adverse Effect on the Seller.

Section 3.8  Financial Statements.

(a)  In preparing each of the (i) unaudited consolidated balance sheets and statements of income and of cash flows for the Seller and the Seller Subsidiaries as of and for the fiscal years ended December 31, 2002, and December 31, 2003 (the “Year End Financial Statements”), and (ii) unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income and of cash flows for the Seller and the Seller Subsidiaries as of and for the month ended February 29, 2004 (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”), in each case previously delivered by the Seller to the Parent, the Seller has used reasonable efforts to apply accounting methods employed by the Seller’s independent auditors in preparing the audited consolidated balance sheets and statements of income and cash flows of the Seller and the Seller Subsidiaries for the fiscal year ended December 31, 2000; provided, however, that neither the Year End Financial Statements nor the Most Recent Financial Statements were prepared in conformity with generally accepted accounting principals in the United States (“U.S. GAAP”).

(b)  The Seller has no material liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet and (ii) liabilities which have arisen after February 29, 2004, in the ordinary course of business.

Section 3.9  Absence of Certain Changes or Events.  Since December 31, 2003, the Seller has conducted its businesses only in the ordinary course and, since such date, there has not been any Material Adverse Effect on the Seller. Without limiting the generality of the foregoing, since that date, except as set forth in Section 3.9 of the Seller Disclosure Letter:

(a)  The Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)  The Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the ordinary course of business;

(c)  No party (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Seller is a party or by which it is bound;

(d)  The Seller has not imposed upon any of its assets, tangible or intangible, any mortgage, pledge, lien, encumbrance, charge, or other security interest (collectively, “Liens”), other than (A) mechanic’s, materialmen’s, and similar Liens, (B) Liens for Taxes not yet due and payable, (C) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (D) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, in each case that has no Material Adverse Effect on the Seller (collectively, “Permitted Liens”);

(e)  The Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the ordinary course of business;

(f)  The Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the ordinary course of business;

(g)  The Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,500 singly or $10,000 in the aggregate;

(h)  The Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the ordinary course of business;

(i)  The Seller has not had any adverse change in its relationships with its material customers or suppliers, except for changes that, individually or in the aggregate, have no Material Adverse Effect on the Seller;

(j)  The Seller has not abandoned any Intellectual Property or granted any right, title or interest in any Intellectual Property, or entered into any agreement not to sue, with respect to any Intellectual Property other than licenses to customers (including temporary licenses granted to potential customers for evaluation purposes), in the ordinary course of its business (Intellectual Property being defined in Section 3.15);

(k)  The Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(l)  The Seller has not made any loan to, or entered into any other transaction with, any of its directors or officers, or, outside of the ordinary course of business, any of its employees;

(m)  The Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(n)  The Seller has not granted any increase in the base compensation of any of its directors or officers, or, outside of its ordinary course of business, any of its employees;

(o)  The Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(p)  The Seller has not made any other change in employment terms for any of its directors or officers, or, outside of its ordinary course of business, any of its employees;

(q)  The Seller has not made or pledged to make any charitable or other capital contribution to any entity;

(r)  The Seller has not made any material change in its accounting methods, principles or practices;

(s)  There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Seller; and

(t)  The Seller has not committed to any of the foregoing (other than as may be contemplated by this Agreement).

Section 3.10  Employees.  The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Seller does not currently have, nor to the knowledge of the Seller, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.  The Seller has not committed any material unfair labor practice.  To the knowledge of the Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Seller.  The Seller has not, as of the date hereof, incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may have been amended from time to time, or any similar state law.

Section 3.11  Employee Benefit Plans; Employee Relations.

(a)  All “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Seller has or had any present or future right to benefits or under which the Seller has or had any present or future liability are collectively referred to as the “Benefit Plans.”  All Benefit Plans are set forth on Section 3.11(a) of the Seller Disclosure Letter.  Where appropriate all references to the “Seller” in this Section 3.11 shall refer to the Seller and any member of its “controlled group” within the meaning of Section 414 of the Code.

(b)  No Benefit Plan is, and the Company has not adopted, maintained or contributed to any Benefit Plan within the last preceding five years that was subject to either Section 412 of the Code or Title IV of ERISA.

(c)  Except as set forth in Section 3.11(c) of the Seller Disclosure Letter, each Benefit Plan is in material compliance with its terms and all applicable laws and regulations.  The Seller’s 401(k) Plan is the only Benefit Plan sponsored by the Seller which is intended to qualify under Section 401(a) of the Code, and the plan is so qualified.  Each Benefit Plan that requires registration with a relevant Governmental Entity has been so registered.

(d)  To the knowledge of the Seller, there are no Claims (as defined in Section 3.13 hereof) pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan as to which the Seller has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

(e)  Each Benefit Plan which is a “group health plan” (as defined in Section 607(1) of ERISA) is in material compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act and any other applicable federal, state or local law.

(f)  There are no (i) Benefit Plans maintained by the Seller pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by applicable Law, or (ii) unfunded Benefit Plan obligations with respect to any employee of the Seller which are not fairly reflected by reserves shown on the Seller’s financial statements for the year ended December 31, 2003.

(g)  Except as described in Section 3.11(i) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Seller to severance pay, unemployment compensation (to the knowledge of the Seller) or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Seller,

(iii) constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA as to which the Seller has or reasonably could be expected to have any direct or indirect actual material liability.

(h)  No Benefit Plan is a “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

(i)  Except as set forth in Section 3.11(k) of the Seller Disclosure Letter, neither the Seller nor any Benefit Plan, or to the knowledge of the Seller, any “disqualified person” (as defined in Section 4975 of the Code) or any “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in any material liability to the Seller.  No event has occurred that could subject the Seller or any Benefit Plan to a material excise tax under Chapter 43 of Subtitle D of the Code.

Section 3.12  Contracts.

(a)  Section 3.12 of the Seller Disclosure Letter lists the following contracts and other agreements to which the Seller is a party:

(i)  any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii)  any agreement with any customer of the Seller (a “Customer”);

(iii)  any standard forms of agreement or terms and conditions used by the Seller in the ordinary course of its business;

(iv)  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $10,000;

(v)  any agreement relating to the grant of any right, title or interest in, or any agreement not to sue with respect to any Intellectual Property (as defined in Section 3.15) owned by the Seller, other than customer agreements listed in the Seller Disclosure Letter pursuant to Section 3.12(a)(ii) above;

(vi)  any agreement concerning a partnership, joint venture, collaboration or strategic alliance;

(vii)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Lien on any of its assets, tangible or intangible;

(viii)  any agreement (A) imposing obligations of confidentiality on the Seller pertaining to the disclosure by a third party to the Seller of highly sensitive and propriety information of such third party beyond information typically disclosed by one party to another party pursuant to industry standard non-disclosure agreements, including, for example, the disclosure of the source code of any third party’s mission critical software, or (B) which imposes noncompetition obligations on the Seller;

(ix)  any collective bargaining agreement;

(x)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(xi)  any agreement that restricts the Seller’s or a successor’s ability to hire or solicit for hire employees;

(xii)  any agreement that contains provisions requiring the Seller to indemnify or hold harmless any other person (excluding indemnities contained in customer contracts referred to in clause (ii) above and any such provisions contained in the Seller Certificate of Incorporation or Seller by-laws); and

(xiii)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

(b)  The Seller has delivered or made available to Parent or its representatives a correct and complete copy of each written agreement listed in Section 3.12 of the Seller Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.12 of the Seller Disclosure Letter. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) unless the agreement is listed on Schedule 3.6 of the Seller Disclosure Letter, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Seller is not and, to the knowledge of the Seller, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Seller has not and, to the knowledge of the Seller, no other party has, repudiated any provision of the agreement, except in each case referenced above for violations or defaults that, individually or in the aggregate, have no Material Adverse Effect on the Seller.

(c)  The Seller is not a party to any agreement that expressly limits the ability of the Seller to compete in, or conduct, any line of business or to compete with any person, in any geographic area or during any period of time.

(d)  The Seller is not a party to any written agreement, consent agreement or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, and is not a recipient of any supervisory letter from and has not adopted any board resolution at the request of any government body, agency, official or authority, domestic or foreign, that restricts, or would reasonably be expected to restrict, the conduct of its Business, or that requires, or would reasonably be expected to require adverse actions by the Seller.

Section 3.13  Litigation.  There is no (i) suit, claim, action, proceeding or investigation (collectively, “Claims”) pending or, to the knowledge of the Seller, threatened against the Seller before any Governmental Entity, (ii) arbitration proceeding relating to the Seller pending or, to the knowledge of the Seller, threatened against the Seller, or (iii) government inquiry pending or, to the knowledge of the Seller, threatened against the Seller, that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Seller.  The Seller is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has a Material Adverse Effect on the Seller.  The Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Entity known to or served upon the Seller.  None of the directors and officers (and employees with responsibility for litigation matters) of the Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

Section 3.14  Environmental Matters.  Except as would have no Material Adverse Effect on the Seller:

(a)  the Seller is and has been in material compliance with all applicable Laws relating to pollution, protection of the environment or health and safety (“Environmental Laws”);

(b)  there is no liability or claim pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety pending or, to the knowledge of the Seller, threatened against the Seller; and

(c)  there is no civil, criminal or administrative judgment or notice of responsibility or violation outstanding against the Seller pursuant to Environment Laws or principles of common law relating to pollution, protection of the environment or health and safety.

Section 3.15  Intellectual Property.

(a)  For purposes of this Agreement, “Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by the Seller:

(i)  all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications (including both provisional and non-provisional applications) and patent disclosures, and designs and improvements described and claimed therein, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, reexaminations or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or resubmitted) (collectively, “Patents”);

(ii)  all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”);

(iii)  all copyrightable works, all copyrights, and all renewals and extensions, copyright registrations and applications for registration (collectively, “Copyrights”);

(iv)  all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Technology”);

(v)  all computer software and firmware programs or listings, including all source code, object code, complete system build software and documentation related thereto (“Software”);

(vi)  all licenses, and sublicenses, and other agreements or permissions related to the intellectual property described in this Section 3.15(a);

(vii)  all other proprietary rights;

(viii)  all documents, records and files relating to research, development, design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all Intellectual Property that is owned by the Seller;

(ix)  all copies and tangible embodiments thereof (in whatever form or medium); and

(x)  all rights to sue and collect damages for infringement or misappropriation of any Patent, Trademark, Copyright, Technology or Software, including past infringement or misappropriations.

(b)  Disclosure.

(i)  Section 3.15(b)(i) of the Seller Disclosure Letter sets forth all issued Patents, registered Trademarks, registered Copyrights and applications for any of the foregoing owned by the Seller or to which Seller is entitled to an assignment, specifying as to each item, as applicable:  (A) the nature of the item, including the title; (B) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; (C) the issuance, registration or application numbers; and (D) the dates of application, if any, issuance or registration.  The Seller has delivered to the Parent correct and complete copies of all such issued patents, registrations and applications (as amended to date).  With respect to each item of Intellectual Property required to be identified in Section 3.15(b)(i) of the Seller Disclosure Letter, the Seller represents and warrants that:

(A)  the Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license (other than licenses granted to customers pursuant to customer agreements listed on Schedule 1.1(c) and temporary licenses granted to potential customers for evaluation purposes), or other restriction that would prevent the exploitation of such items after Closing in substantially the same manner as exploited by the Seller immediately prior to Closing;

(B)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)  the item has not lapsed or otherwise passed to the public domain, and the item has been maintained pursuant to all actions required by the granting authority;

(D)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, ownership, or scope of rights protected by the item, except as set forth in Section 3.15 of the Seller Disclosure Letter;

(E)  the Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except (a) for indemnification provided by the Seller to its customers in the ordinary course of the Seller’s business, or (b) as set forth in Section 3.15(b)(i) of the Seller Disclosure Letter; and

(F)  the item has not been exclusively licensed to any person and, upon Closing, Buyer’s ability to use, or license use of, the item will not be limited in any way, by agreement or otherwise.

(ii)  Section 3.15(b)(ii) of the Seller Disclosure Letter sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) under which the Seller is a licensee or otherwise is authorized to use or practice any Intellectual Property, other than off-the-shelf software licensed to the Seller and licenses or sublicenses that are not material to the business of the Seller, taken as a whole.  With respect to each IP License required to be identified in Section 3.15(b)(ii) of the Seller Disclosure Letter, the Seller represents and warrants that:

(A)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)  except as identified in Section 3.15(b)(ii)(B) of the Seller Disclosure Letter, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, assuming the rights granted pursuant to such license, sublicense, agreement or permission are exercised after Closing in substantially the same manner as exercised by the Seller immediately prior to Closing;

(C)  with respect to any such license, sublicense, agreement, or permission that is material to the business of the Seller as currently conducted, the Seller is not, nor to the knowledge of the Seller is any other party thereto, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof in writing to the Seller or, to the knowledge of the Seller;

(E)  with respect to each sublicense, to the knowledge of the Seller, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)  to the knowledge of the Seller, the underlying item of Intellectual Property has not lapsed or otherwise passed to the public domain and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, ownership or scope of rights protected by the underlying item of Intellectual Property;

(H)  The Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission, other than those set forth on Section 3.12 of the Seller Disclosure Letter; and

(I)  The Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of the Seller’s obligations hereunder or thereunder, will the Seller be, in violation of any IP License that is material to the Business of the Seller.

(iii)  There are no material agreements (including licenses and sublicenses, but excluding off-the-shelf software licensed to the Seller) under which the Seller is a proposed licensee or otherwise is to be otherwise authorized to use or practice any Intellectual Property of any third party currently in negotiation or proposed to be licensed or purchased for use by the Seller (“Proposed Intellectual Property Agreements”).

(c)  Ownership.  The Seller represents and warrants that it is the owner, assignee or licensee of all Intellectual Property, free and clear of all Liens, other than Permitted Liens and licenses granted to customers pursuant to customer agreements listed on Schedule 1.1(c) and temporary licenses granted to potential customers for evaluation purposes.  To the knowledge of the Seller, the Seller owns, or has the right to use pursuant to an IP License, all Patents, Trademarks, Copyrights, Technology and Software necessary for the operation of the businesses of the Seller as currently conducted.  Except as identified in Section 3.15(c) of the Seller Disclosure Letter, each item of Intellectual Property owned or used by the Seller immediately prior to the date hereof and the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder, provided that such item is used by the Buyer after Closing in substantially the same manner as used by the Seller immediately prior to Closing.  Except for licenses set forth in Section 3.12 of the Seller Disclosure Letter, the Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Seller or its successors or licensees in the Intellectual Property with respect to which the Seller is the assignee or licensee.

(d)  Claims.

(i)  No claim or action is pending or, to the knowledge of the Seller, threatened, and to the knowledge of the Seller there is no basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell or license any Intellectual Property owned by the Seller (hereinafter referred to as “Seller-Owned Intellectual Property”), and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, licensing or enforcement thereof, except for those claims, actions, orders, rulings, decrees, stipulations, charges and agreements which, individually or in the aggregate, have no Material Adverse Effect on the Seller.

(ii)  Except as set forth in Section 3.15(b)(i) of the Seller Disclosure Letter, the Seller has not received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation.

(iii)  To the knowledge of the Seller, the use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any Seller-Owned Intellectual Property or any other authorized exercise of rights in or to the Seller-Owned Intellectual Property by the Seller or its successors or licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral work, other intellectual property right, right of privacy, right of publicity, or right in personal or other data of any Person.  Further, to the knowledge of the Seller, the use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any Intellectual Property underlying any IP License or any other authorized exercise of rights in or to the underlying Intellectual Property by the Seller or its successors or licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any Person.

(iv)  To the knowledge of the Seller no third party is infringing upon or otherwise violating any Seller-Owned Intellectual Property where the same, individually or in the aggregate, would have a Material Adverse Effect on the Seller.

(e)  Administration and Enforcement.  The Seller has taken all reasonable actions to obtain, maintain and enforce the Intellectual Property rights owned or controlled by the Seller.

(f)  Protection of Intellectual Property. The Seller has taken all reasonable precautions to protect and maintain all Intellectual Property and IP Licenses that are material to the business of the Seller, without limitation, entering into appropriate confidentiality agreements with all officers, directors, employees, and other persons that have had or currently have access to the Seller’s Technology or Software of the Seller.  Except as disclosed to Parent and Buyer and to customers in connection with the provision of products or services in the ordinary course of its business, the Seller has not nor, to the knowledge of the Seller, has any other party disclosed the Technology or Software of the Seller to any persons other than the employees, stockholders and contractors of the Seller who had a need to know and use such Technology or Software in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements or who are under obligations of confidentiality under applicable Law in any manner that could reasonably be expected to materially and adversely affect the rights of the Seller to such Technology or Software.  Except as identified in Section 3.15(f) of the Seller Disclosure Letter, since its date of formation, the Seller has obtained from each of its officers and employees a written agreement under which such officer or employee is obligated to disclose and transfer to the Seller, without the receipt by such officer or employee of any value therefor (other than normal salary or other reward based on a Seller award program to encourage creativity or such other compensation specified in the agreement), any inventions, developments and discoveries which during the period such person is an officer of the Seller or of employment with the Seller he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for the Seller may be concerned, or relate to or are connected with the business, products or projects of the Seller, or involve the use of the Seller’s time, material or facilities to the extent permitted by Law.  Each officer, employee and contractor (to the extent that the contractor is obligated to assign) of the Seller has assigned to the Seller all right, title and interest in and to any inventions, developments, or discoveries material to the business of the Seller, that the officer, employee and contractor was obligated to assign to the Seller.  Except as identified in Section 3.15(f) of the Seller Disclosure Letter, the Seller has obtained legally binding written agreements, subject to (x) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (y) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), from all officers, employees, and third parties not under an obligation of confidentiality under applicable Law, with whom the Seller has shared confidential proprietary information (i) of the Seller or (ii) received from others which the Seller is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.  To the knowledge of the Seller, based on the representations of their respective officers and employees and without having made specific inquiry other than through its normal employment process, none of the officers or employees of the Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller, or that would conflict with the Business of the Seller.

(g)  Software.  Section 3.15(g) of the Seller Disclosure Letter sets forth all Software that is material to the operation of the Seller’s Business and indicates whether such software is owned or licensed by the Seller.  Except as identified in Section 3.15(g) of the Seller Disclosure Letter, the Software performs in material conformance with its documentation and following the Closing may be used by the Buyer on identical terms and conditions as the Seller enjoyed immediately prior to the Closing, assuming such Software is used after Closing in substantially the same manner as used by the Seller immediately prior to Closing.  Except as set forth in Section 3.15(g) of the Seller Disclosure Letter, the Seller has not transferred any of its source code to any other party.

(h)  Breaches.  To the Seller’s knowledge, no employee or contractor of the Seller has transferred Intellectual Property or confidential or proprietary information of the Seller or of any third party in violation of any Law or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Seller or any prior employer.

(i)  Related Parties; Etc.  The Seller does not use any Patents, Trademarks, Copyrights, Technology and Software currently owned in whole or in part by any director, officer, or employee of the Seller.  At no time during the conception or reduction to practice of any of the Intellectual Property owned by the Seller was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any person, that could reasonably be expected to materially and adversely affect the rights of the Seller to use any Intellectual Property that is material to the business of the Seller.

Section 3.16  Tax Matters.

(a)  The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid.  Except as set forth in Section 3.16 of the Seller Disclosure Letter, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  For purposes of this Agreement, (i) “Tax” means any (x) federal, state, local or foreign, income, gross receipts, property, sales, use, value-added, transfer, profits, license, excise, franchise, employment, payroll, premium, withholding, alternative or add-on minimum, ad valorem, severance, stamp, occupation, premium, property, environmental, windfall profits, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with interest, penalty, or addition to tax imposed by any Governmental Entity, (y) liability for the payment of any amounts described in clause (x) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (z) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements with respect to the payment of any amounts described in clause (x) (whether or not written) or with respect to the payment of any amounts of any amounts described in clause (x) as a result of any express or implied obligation to indemnify any other person, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b)  There is no material dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of the Seller has knowledge based upon personal contact with any agent of such authority.

(c)  Section 3.16 of the Seller Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1998, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit.  The Seller has delivered or made available to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Seller since December 31, 1998.  The Seller has not waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  The Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.  The Seller has not made any material payments, is obligated to make any material payments, or is a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code.  The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Seller is not a party to any Tax allocation, indemnity or sharing agreement. The Seller neither (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) nor (B) has any liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)  The unpaid income Taxes of the Seller (A) did not, as of December 31, 2003, exceed by any material amount the reserve for income Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing their income Tax Returns.

(f)  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 3.17  Real Property.

(a)  The Seller does not own any real property.

(b)  Section 3.17 of the Seller Disclosure Letter lists all real property leased or subleased to the Seller.  The Seller has delivered or made available to the Parent or its representatives correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.17 of the Seller Disclosure Letter.  With respect to each material lease and sublease listed in Section 3.17 of the Seller Disclosure Letter:

(i)  the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)  the Seller and, to the Seller’s knowledge, the lessor or sublessor, is not in material breach or default of the lease or sublease and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)  the Seller and, to the Seller’s knowledge, the lessor or sublessor, has not repudiated any material provision thereof;

(iv)  there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(v)  the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(vi)  all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Laws in all material respects.

Section 3.18  Non-Competition Agreements.  Except as set forth in Section 3.18 of the Seller Disclosure Letter, Seller is not a party to any Contract which purports to restrict or prohibit in any material respect the Seller from, directly or indirectly, (i) engaging in any business currently conducted by or engaged in by Seller or (ii) soliciting any Person in connection with the business of Seller.  To the knowledge of the Seller, none of the Seller’s officers, directors or key employees is a party to any agreement which, by virtue of such person’s relationship with Seller, restricts in any material respect Seller or affiliate of Seller from, directly or indirectly, engaging in any of the businesses described above.

Section 3.19  Insurance.  Section 3.19 of the Seller Disclosure Letter lists each material insurance policy (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Seller nor, to the knowledge of the Seller, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  The Seller has no self-insurance arrangements, other than its arrangements with health care providers.

Section 3.20  Customers.  Section 3.20 of the Seller Disclosure Letter sets forth the name of each current Customer of the Seller.  To the knowledge of the Seller, no Customer intends to terminate its relationship with the Seller.  Since December 31, 2003, no Customer of the Seller has canceled or otherwise terminated its relationship with the Seller, and no hosting or maintenance services Customer has decreased materially its purchases of hosting or maintenance services from Seller.

Section 3.21  Tangible Assets.  Seller owns or leases all buildings, machinery and other tangible assets necessary for the conduct of its business as presently conducted.  Each such tangible asset is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for use in the ordinary course of Seller’s business and is free from patent and latent defects.

Section 3.22  Title to Assets.  Except as set forth in Section 3.22 of the Seller Disclosure Letter, the Seller has good and marketable title to, or a valid leasehold interest in, the material physical properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, and all such properties and assets are free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.  Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Assets free and clear of any Lien (other than Permitted Liens) and restrictions on transfer.  At the Closing, the Buyer will acquire good title to all such assets, free and clear of all Liens (other than Permitted Liens).

Section 3.23  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Asset Sale or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.24  Investment Company Act.  The Seller is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.25  Information.  As of the date of the Information Statement (as defined in Section 8.2) none of the information supplied by the Seller for inclusion or incorporation by reference in the Information Statement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Information Statement or necessary in order to make the statements in that Information Statement, in light of the circumstances under which they were made, not misleading.

Section 3.26  Accounts Receivable.  All accounts receivable of Seller have arisen from bona fide transactions in the ordinary course of business.  All accounts receivable reflected in the Most Recent Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for customer credit or doubtful accounts reflected in the Most Recent Financial Statements; and all accounts receivable to be reflected in Schedule 1.5 will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for customer credit or doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for customer credit and doubtful accounts reflected in the Most Recent Financial Statements.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT, Newco AND BUYER

The Parent, Newco and Buyer represent and warrant to the Seller, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by the Parent, Newco and Buyer to the Seller (the “Parent Disclosure Letter”):

Section 5.1  Organization and Qualification.  Each of the Parent, Newco and Buyer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Parent and the subsidiaries of the Parent (including Newco and Buyer, each a “Parent Subsidiary”) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has no Material Adverse Effect on the Parent.  For purposes of this Agreement, “Material Adverse Effect on the Parent” means any state of affairs or change that has had, or will reasonably be likely to have, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent and the Parent Subsidiaries, taken as a whole, or that has materially impaired or will materially impair the ability of either the Parent, Newco or Buyer to perform its obligations under this Agreement or to consummate the Asset Sale and the other transactions contemplated by this Agreement, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect on the Seller: (i) any adverse change in general business or economic conditions, (ii) any event, occurrence or circumstance generally applicable to the demand chain management software industry or the economy generally, (iii) any effect arising from compliance with the terms of this Agreement by any party hereto, or (iv) transaction costs, Taxes, accounting changes, integration costs and other effects that result directly from the announcement or consummation of the transactions contemplated by this Agreement.  For purposes of this Agreement, “Governmental Entity” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction or (b) federal, state, local, municipal or other government.

Section 5.2  Certificate of Incorporation and By-Laws.  The copies of the Parent certificate of incorporation and by-laws, each as amended through the date of this Agreement and previously provided to the Seller, are complete and correct copies of those documents.  Such Parent certificate of incorporation and by-laws and all comparable organizational documents of the Parent Subsidiaries, copies of which have been provided to the Seller, are in full force and effect.  Neither the Parent nor any Parent Subsidiary is in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 5.3  Capitalization.

(a)  The authorized capital stock of the Parent consists of 80,000,000 shares, divided into 75,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock the “Parent Capital Stock”). As of the date hereof: (A) 8,391,643 shares of Parent Common Stock and 0 shares of Parent Preferred Stock were outstanding, all of which were validly issued and are fully paid, nonassessable and, except set forth in Section 5.2(a) of the Parent Disclosure Letter, are not subject to preemptive rights; (B) 29,064 shares of Parent Capital Stock were held in the treasury of the Parent or by the Parent Subsidiaries, (C) 918,783 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent’s Employee Option Plan, as amended (the “Parent Employee Option Plan”), and an additional 19,381 shares of Parent Common Stock were reserved for granting under the Parent Employee Option Plan, (D) 131,258 shares of Parent Common

Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parents Director Option Plan (the “Parent Director Option Plan”), and an additional 443,825 shares of Parent Common Stock were reserved for granting under the Parent Director Option Plan (items (C) and (D) collectively, the “Parent Options,” each of which are held of record by the persons indicated in Section 5.2(a) of the Parent Disclosure Letter).  Except as set forth above or as described in Section 5.2(a) of the Parent Disclosure Letter, no shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding.

(b)  Except for (i) outstanding Parent Stock Options to purchase an aggregate of 1,050,041 shares of Parent Common Stock, (ii) an aggregate of 463,206 shares of Parent Common Stock available for grant under the Parent Option Plan’s shares of Parent Capital Stock (subject to adjustment as provided in such Parent Warrants), and (iii) agreements or arrangements described in Section 5.2(b) of the Parent Disclosure Letter, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Parent is a party or by which the Parent is bound relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or securities exchangeable for or convertible into capital stock or other equity interests in, the Parent or any Parent Subsidiary.  Section 5.2(b) of the Parent Disclosure Letter sets forth a summary of any and all agreements, arrangements or commitments by which the Parent has granted any rights relating to the registration by the Parent of shares of its capital stock for sale under the Securities Act of 1933, as amended (the “Securities Act”).

(c)  Except as set forth in Section 5.2(c) of the Parent Disclosure Letter, all shares of the Parent’s capital stock and all Parent Stock Options and Parent Warrants, whether or not currently outstanding, were issued in compliance (and if reacquired or canceled by the Parent, reacquired or canceled in compliance) with all applicable federal and state securities Laws.

(d)  There are no outstanding contractual obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any share of Parent Capital Stock or any capital stock of any Parent Subsidiary.  Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Parent is free and clear of all Liens.  The Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and free and clear of all Liens, and the issuance thereof is not subject to any preemptive or other similar right.  There are no outstanding material contractual obligations of the Parent or any Parent Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 5.4  Authority.  Each of the Parent and Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Asset Sale and the other transactions contemplated by this Agreement to be consummated by the Parent and Buyer.  The execution and delivery of this Agreement by each of the Parent and Buyer and the consummation by each of the Parent and Buyer of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder.  This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent and Buyer, enforceable against the Parent and Buyer in accordance with its terms, subject to (i) the effect of applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

Section 5.5  No Conflict.

(a)  The execution and delivery of this Agreement by the Parent, Newco and Buyer do not, and the performance of this Agreement by the Parent, Newco and Buyer will not:

(i)  conflict with or violate any provision of the Parent’s certificate of incorporation or by-laws or any comparable organizational documents of any Parent Subsidiary;

(ii)  assuming that all consents, approvals, authorizations and other actions described in Section 5.5 have been obtained and all filings and obligations described in Section 5.5 have been made, conflict with or violate any Law binding upon and applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have no Material Adverse Effect on the Parent; or

(iii)  result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Parent or any Parent Subsidiary under, any Contract to which the Parent or any Parent Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

Section 5.6  Required Filings and Consents.  The execution and delivery of this Agreement by the Parent and Buyer do not, and the performance of this Agreement by the Parent, Newco and Buyer will not, require the Parent or any Parent Subsidiary to obtain or make, as the case may be, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) those consents, approvals, authorizations and permits as set forth in Section 5.5 of the Parent Disclosure Letter, which shall have been obtained or made by the Parent and Buyer prior to Closing, (ii) applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Blue Sky Laws, the rules and regulations of the Nasdaq National Market, (iii) filings with the SEC and the Nasdaq National Market in connection with the issuance of Parent Common Stock under this Agreement, and (iv) filings contemplated by Sections 8.1 and 8.2.  Neither the Parent nor any of the Parent Subsidiaries is a party to, bound by, any contract or other agreement that would prohibit the transactions contemplated by this Agreement.

Section 5.7  SEC Filings; Parent Financial Statements.

(a)  Parent has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act since June 30, 2000 (collectively, including any such documents filed subsequent to the date of this Agreement, the “Parent SEC Reports”) and Parent has made available to the Seller each Parent SEC Report filed with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2002.  The Parent SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Parent SEC Reports and (ii) did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.  No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

(b)  Each of the consolidated balance sheets included in the Parent SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Parent as of the dates set forth in those consolidated balance sheets, in each case in conformity with U.S. GAAP.  Each of the consolidated statements of income and of cash flows included in the Parent SEC Reports (including any related notes and schedules) (i) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Parent and the consolidated Parent Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with U.S. GAAP consistently applied throughout the periods indicated, and (ii) were correct and complete, and were consistent with the books and records of the Parent and the Parent Subsidiaries (which books and records were correct and complete).  All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(c)  Except as and to the extent set forth on the consolidated balance sheet of the Parent and the consolidated Parent Subsidiaries as of September 30, 2003 including the related notes, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business.

(d)  Except for this Agreement, as of the date hereof Parent is not party to any agreement or commitment pursuant to which it will acquire either a majority of the outstanding capital stock or all or substantially all of the assets of another Person.

Section 5.8  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Asset Sale or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any Parent Subsidiary.

Section 5.9  Shares Exempt from Registration.  The Consideration Shares will be issued in reliance on the exemptions from registrations requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) of the Securities Act.

Section 5.10  Information.  As of the date of the Information Statement, none of the information supplied by Parent for inclusion or incorporation by reference in the Information Statement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Information Statement or necessary in order to make the statements in that Information Statement, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS

Section 6.1  Employee Benefits Matters.

(a)  Prior to the Closing, the Parent or the Buyer shall offer to hire those persons listed on Schedule 6.1 and all persons who are hired by Seller after the date hereof and prior to the Closing without breach of this Agreement (provided that such persons are employees of the Seller immediately prior to Closing) (“Covered Employees”), such offers to initially provide for benefits and compensation that are substantially equivalent, in the aggregate, to the compensation and benefits provided to such employees as of the date of this Agreement; provided that the foregoing shall not apply to any stock option plan of the Seller; provided, further, that nothing herein shall restrict the Parent or the Buyer from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

(b)  Schedule 6.1 shall be (1) submitted by Seller as of the date hereof; (2) submitted by Seller as a final list as of the Closing Date and delivered to Buyer at least three days prior to the Closing Date and (3) subject to final approval by Buyer prior to the Closing Date (which approval shall not be unreasonably withheld or delayed).

(c)  After the Closing, Parent or Buyer shall pay the commission payments described in Section 1.4(b)(iii) to those Covered Employees who accept employment with the Parent or Buyer and who are entitled to any such commission payment, provided that such persons are employed by Parent or Buyer at the time the related customer payment is received.

(d)  Except as otherwise prohibited by the terms of any applicable insurance policy, the Parent will, or will cause the Buyer to:  (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare plan that such employees may be eligible to participate in after the Closing (to the extent a Covered Employee has satisfied any such condition, exclusion or waiting period prior to Closing under a corresponding plan of the Seller); (ii) provide each such Covered Employee with credit for any co-payment and deductibles paid prior to the Closing and during the plan year in which Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing; and (iii) provide each Covered Employee with credit for purposes of vesting and eligibility for all service with the Seller and its affiliates under each employee benefit plan, policy, program, or arrangement of the Parent or its affiliates in which such employees are eligible to participate to the extent such service was credited for similar purposes under similar plans of the Seller; provided, however, that in no event shall the Covered Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

Section 6.2  Consents; Filings; Further Action.  Subject to the terms and conditions of this Agreement, each of the parties to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated by this Agreement required with respect to the Consideration Shares being issued to the Seller, and to be subsequently distributed to the Seller’s stockholders, under (A) Section 3(a)(10) of the Securities Act, Section 59.095 of the Oregon Revised Statutes and any other applicable federal or Blue Sky Laws, (B) the DGCL, any other applicable Law and (D) the rules and regulations of the Nasdaq National Market.  The parties to this Agreement shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document.  No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Asset Sale and the other transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 6.3  Public Announcements.  The press release concerning the Asset Sale shall be a joint press release and the Parent and the Seller shall consult with each other before issuing such press release or making any other public statements with respect to this Agreement or any of the transactions contemplated by this Agreement, except to the extent required by applicable Law or the requirements of the Nasdaq National Market, in which case the issuing party shall use commercially reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

Section 6.4  Expenses.  Except as otherwise provided herein, whether or not the Asset Sale is consummated, all costs and expenses incurred in connection with this Agreement and the Asset Sale and the other transactions contemplated by this Agreement shall be paid by the party incurring such costs or expenses.

Section 6.5  Operations Prior to the Closing Date.

(a)  Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Seller shall keep and maintain its assets in good operating condition and repair and shall use its commercially reasonable efforts to maintain the business organization of Seller intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller.  In connection therewith, Seller shall not (i) offer employment after the Closing Date to any such employee or agent or (ii) otherwise attempt to persuade any such person to terminate such person’s relationship with Seller.

(b)  Notwithstanding Section 6.5(a), except as expressly contemplated by this Agreement or except with the express written approval of Parent (which shall not be unreasonably withheld), Seller shall not:

(i)  make any material change in its business or operations;

(ii)  make any capital expenditure or enter into any contract or commitment therefor, in an amount greater than $10,000;

(iii)  enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 3.12 (other than renewals of existing hosting services and maintenance services agreements) if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer;

(iv)  enter into any contract for the purchase of real property or any option to extend or modify a lease listed in Schedule 3.17;

(v)  sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed by Lien on any of the Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Liens;

(vi)  cancel any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(vii)  create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(viii)  institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of Seller;

(ix)  alter the compensation of the employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or

(x)  make any material change in the accounting policies applied in the preparation of the financial statements described in Section 3.8.

Section 6.6  Hiring of New Employees.  Seller may hire additional employees between the date hereof and the Closing Date provided that Buyer consents in writing to such hiring and the terms thereof.

Section 6.7  Notice of Renewal of Hosting Services and Maintenance Services Agreements.  Seller will notify Buyer of any hosting services agreements and maintenance services that are renewed between the date hereof and the Closing Date.

Section 6.8  Lock-Up Period.  For a period of ninety (90) days after the Closing (the “Lock-Up Period”), without the prior written consent of the Parent, the Seller will not, directly or indirectly, offer for sale, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way, encumber or dispose of, directly or indirectly and whether or not by operation of law or for value (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) (collectively, “Transfer”) any Parent Shares received pursuant to this Agreement.  The provisions of this Section 6.8 shall not apply to the Reconciliation Shares; provided, however, that to the extent reasonably feasible, the Seller shall make any sales of the Reconciliation Shares through a single broker and substantially in accordance with the volume and manner of sale restrictions of Rule 144(e)(2) and (f), respectively, promulgated under the Securities Act of 1933, as amended.

Section 6.9  Escrow of Certain Stock Consideration.  After the Closing, the Parent shall act as escrow agent with respect to the Escrowed Consideration and shall establish a segregated account at its office to hold the Escrowed Consideration (the “Escrow”).  The Parent shall comply with the procedures pertaining to the Escrow, the Escrowed Consideration and any disputes related thereto as set forth in Sections 7.4 and 7.5 below.  All dividends paid on the Escrowed Consideration shall be distributed currently to Seller.  All voting rights to the Escrowed Consideration shall be exercisable by or on behalf of the Seller or its authorized agent.  The Escrowed Consideration shall be validly issued, fully paid and outstanding shares of Parent.

Section 6.10  Audit of the Seller.  The Seller, at its sole expense, shall cause an accounting firm of its choice to (i) perform an audit of the Seller’s financial statements for the years ended December 31, 2002 and 2003, (ii) deliver such audited financial statements to the Seller within fifty-five (55) days following the Closing Date and (iii) give Parent its consent to include such audited financial statements and the related opinion in any Parent SEC Reports in which such audited financial statements and opinion are required to be included.

Section 6.11  Allocation of Purchase Price.  On or before the Closing Date, Seller will prepare a schedule allocating the Purchase Price among the acquired assets, which schedule shall be reasonably acceptable to Buyer.  Buyer and Seller agree to prepare all financial statements and file all tax returns (including Internal Revenue Service Form 8594) consistent with such allocation and to refrain from taking any position inconsistent with such allocation (including any tax audit) unless otherwise required by applicable law.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1  Survival.

(a)  All representations and warranties made in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the other party, and shall survive the Closing and shall continue to be fully effective and enforceable for a period beginning on the Closing and ending nine (9) months following the Closing (the “Survival Period Termination Date”); provided, however, that the representations and warranties contained in Sections 3.14, 3.22, 5.3, 5.9 and 5.10 will terminate upon the earlier of (i) the termination of any applicable statute of limitations period, or (ii) the second anniversary of the Closing Date provided, further the representations and warranties contained in Section 3.16 will terminate upon the termination of the statute of limitations.  Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 7.4 prior to the Survival Period Termination Date shall survive until resolved by the Parent and the Seller or pursuant to the dispute resolution procedures set forth in Section 7.5(b).

(b)  All covenants set forth in this Agreement required to be performed or complied with prior to the Closing shall survive the Closing and shall survive for a period beginning on the Closing and ending on the Survival Period Termination Date.  Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 7.4 prior to the Survival Period Termination Date shall survive until resolved by the Parent and the Seller or pursuant to the dispute resolution procedures set forth in Section 7.5(b).  All covenants set forth in this Agreement required to be performed or complied with after the Closing shall continue forever.

Section 7.2  Indemnification Provisions for Benefit of Buyer.

(a)  The Seller shall indemnify Buyer for any and all loss, damage, cost, reasonable expense (including court costs, amounts paid in settlement, judgments, attorneys’ fees or other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (but excluding incidental, consequential and punitive damages) (collectively, “Loss”) suffered by the Buyer or any of its officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns, related to, caused by or arising from:

(i)  any misrepresentation or breach of warranty by the Seller;

(ii)  prior to the Closing, any failure by the Seller to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto;

(iii)  any Retained Liability.

(b)  The Parent shall indemnify the Seller for any and all Loss suffered by the Seller or any of its respective officers, directors, agents, stockholders, representatives, parents, subsidiaries, affiliates, successors and assigns, related to, caused by or arising from:

(i)  any misrepresentation or breach of warranty by the Parent, Newco or Buyer;

(ii)  prior to the Closing, any failure by the Parent, Newco or Buyer to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto; or

(iii)  any Assumed Liability.

Section 7.3  Calculation of Losses.  Solely for the purposes of determining Losses pursuant to this Article VII, any requirement in a representation or warranty that an event or fact be material or have a Material Adverse Effect on the Seller or have a Material Adverse Effect on Parent (as the case may be), which is a condition to such event or fact constituting an inaccuracy or breach of such representation or warranty, shall be ignored and all Losses arising out of the inaccuracy or breach of such representation or warranty shall be taken into account for purposes of determining the rights of a party to indemnification pursuant to this Article VII.

Section 7.4  Limitation of Indemnification Obligation.

(a)  Subject to this Section 7.4, the Buyer shall be entitled to recover amounts in respect of any claim for indemnification under Section 7.2(a) (A) only to the extent the aggregate amount of all such claims exceeds $50,000 (the “Seller Deductible”), and (B) thereafter, only to the extent that the aggregate amount of all such claims is less than or equal to the aggregate value of the Escrowed Consideration (such value, to be calculated by multiplying the number of shares of Escrowed Consideration then held in the Escrow by the Parent Average Share Price, is referred to herein as the “Escrow Value”); provided, that the Seller Deductible shall not apply to Losses arising out of a misrepresentation or breach of warranty made by the Seller in respect of Sections 3.14, 3.16 and 3.22 or with respect to a claim made under Section 7.2(a)(iii).  After the Closing Date, the Buyer’s sole recourse for all claims arising out of or relating to this Agreement or any document delivered pursuant hereto shall be limited to, and satisfied solely from, the Escrowed Consideration.

(b)  The Seller shall be entitled to recover amounts in respect of any claim for indemnification under Section 7.2(b) (A) only to the extent the aggregate amount of all such claims exceeds $50,000 (the “Parent Deductible”), and (B) thereafter, only to the extent that the aggregate amount of all such claims is less than or equal to $600,000 (the “Parent Ceiling”); provided, that the Parent Deductible shall not apply to Losses arising out of a misrepresentation or breach of warranty made by the Parent in respect of Section 5.3 or with respect to a claim made under Section 7.2(b)(iii).

(c)  Subject to Section 7.5 below, amounts due from the Seller under this Section 7.4 shall be recovered from the Escrowed Consideration then held by the Parent.  Amounts due from the Parent or Buyer under this Section 7.4 shall be in Parent Shares (such shares to be valued based upon the Parent Average Share Price).  On the date that is nine (9) months after the date of the Closing, the Escrowed Consideration then held by the Parent in excess of the Parent’s then-current reasonable and good faith estimate of the value of any pending indemnification claim(s) shall be released to the Seller (or as directed by the Seller); provided that such amount shall be determined based upon the Parent Average Share Price.  On each such date, any released Escrowed Consideration shall be distributed to the Seller (or as directed by the Seller) as promptly as practicable, but in no event later than five (5) business days following such date.

Section 7.5  Indemnification Procedures.

(a)  A party seeking indemnification under this Article VII (the “Indemnified Party”) shall promptly notify the party to provide indemnification under this Article VII (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 7.2, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party.  The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.  In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim.  No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the Indemnified Party, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.  In the event that any party shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if such efforts had been made.

(b)  Notwithstanding the foregoing, in the event that Buyer seeks to recover some or all of the Escrowed Consideration pursuant to a claim for indemnification under Section 7.2, the Seller shall have 30 days after receipt of the claim notice required pursuant to Section 7.5(a) above to notify Parent in writing (“Response Notice”) whether the Seller accepts liability for all or any part of the Losses described in such claim notice.

(i)  If the Seller does not so notify Buyer, the Seller shall be deemed to accept liability for all the Losses described in the claim notice (subject to the limit contained in Section 7.4(a)).

(ii)  If in its Response Notice the Seller agrees that some or all of the Losses described in the Buyer’s claim notice are indemnifiable claims and Losses pursuant to Section 7.2 (or if the Seller fails to deliver a Response Notice within the required time period and as such is deemed to have agreed) then Buyer shall have the right to recover such undisputed indemnifiable claims and Losses from the Escrowed Consideration pursuant and subject to Section 7.4 above.

(iii)  If the Seller gives a Response Notice contesting whether some or all of the Losses described in Buyer’s claim notice are indemnifiable claims and Losses pursuant to Section 7.2, then such dispute shall be resolved as follows:

(A)  The Seller and Buyer shall attempt to resolve such dispute amicably through good faith discussions upon the request of either party; and

(B)  In the event that such dispute cannot be resolved through such discussions within a period of 30 days after delivery of the request described in Section 7.5(b)(iii)(A) above, the dispute shall be finally settled by arbitration in Portland, Oregon in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall have the right to grant specific performance, and to allocate the costs of arbitration in such equitable manner as the arbitrator(s) may deem appropriate.  The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Judgment upon the award so rendered may be entered in any court having jurisdiction pursuant to Section 8.13 below.  For any dispute submitted to arbitration hereunder, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

Section 7.6  Exclusive Rights.  After the Closing, absent fraud, an Indemnified Party’s rights to indemnification under this Article VII are such Indemnified Party’s exclusive remedy for any breach of any covenant, representation or warranty in this Agreement, the matters addressed in Sections 7.2(a)(iii) and 7.2(b)(iii) or the transactions to be consummated hereunder.

Section 7.7  Limit on Stockholder Liability.  Subject to Sections 7.1 and 7.4 and in accordance with Section 282 of the DGCL, if for any reason the Buyer is entitled to seek recovery for any claims made under Article VII directly from the Seller’s stockholders, in no event shall the liability of each stockholder for such claim exceed the proceeds received by the stockholder in the dissolution of the Seller, with any Parent Shares received by the stockholder from the Seller in such dissolution to be valued as of the date of distribution to stockholder for purposes of this provision.

ARTICLE VIII

OTHER AGREEMENTS

Section 8.1  Application and Fairness Hearing.  Promptly following the execution of this Agreement, the Seller, Newco, Buyer and Parent shall jointly prepare an application and proposed notice (“Notice”) of hearing before the Director of the Oregon Department of Consumer and Business Services and to request the issuance of an order (“Fairness Order”) from the Director of the Oregon Department of Consumer and Business Services pursuant to Section 59.095 of the Oregon Revised Statutes, so that the issuance of Consideration Shares in the Asset Sale and the subsequent distribution of all or a portion of the Consideration Shares to the Seller’s stockholders pursuant to a plan of liquidation shall be exempt from registration under Section 3(a)(10) of the Securities Act.  The Seller and Parent will respond to any comments from the Director of the Oregon Department of Consumer and Business Services or from the Oregon Division of Finance and Corporate Securities, and shall use their commercially reasonable efforts to have the Fairness Order granted as soon as practicable after such filing.

Section 8.2  Information Statement and Other Filings.  Promptly following the execution of this Agreement, Parent, Newco, Buyer and the Seller shall prepare an information statement for the stockholders of Seller (the “Information Statement”) which shall constitute a disclosure document for the offer and issuance of the shares of Consideration Shares to be received by the holders of Seller Stock upon the liquidation of the Seller following the Asset Sale.

(a)  The Seller will cause the Information Statement to be mailed to its stockholders at the earliest practicable time approval by the Director of the Department of Consumer and Business Services.

(b)  As promptly as practicable after the date of this Agreement, Parent, Newco and Buyer will prepare and file any other filings required to be filed by it under the Securities Act or any other federal, foreign, state or “blue sky” or related Laws relating to the Asset Sale, this Agreement and the transactions contemplated by this Agreement (the “Other Filings”).

(c)  Each of the Seller, Newco, Buyer and Parent will notify the other promptly upon the receipt of any comments from the Director of the Department of Consumer and Business Services and/or the Division for Finance and Corporate Securities (or their respective staffs) or from any other government officials and of any request by the Director of the Department of Consumer and Business Services and/or the Division for Finance and Corporate Securities (or their respective staffs) or any other government officials for amendments or supplements to the Information Statement or any Other Filing or for additional information and the each of the Seller, Buyer, Newco and Parent will supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the Director of the Department of Consumer and Business Services and/or the Division for Finance and Corporate Securities (or their respective staffs) or any other government officials, on the other hand, with respect to the Information Statement, the Asset Sale or any Other Filing.  Each of the Seller, Buyer and Parent will cause all documents that it is responsible for filing with the Director of the Department of Consumer and Business Services, the Division for Finance and Corporate Securities, or other regulatory authorities under this Section 8.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.

(d)  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, the Seller, Buyer, Newco and Parent will cooperate in delivering, as appropriate, to the stockholders of Seller or the Director of the Department of Consumer and Business Services, the Division for Finance and Corporate Securities, their respective staffs, or any other government officials, such amendment or supplement.

Section 8.3  Submission to Stockholders.  Upon receipt of the Fairness Order, the Seller shall, as promptly as possible this Agreement and the transactions contemplated hereby to the stockholders of Seller for approval and adoption as provided by the DGCL and to amend the Seller’s Certificate of Incorporation to change Seller’s corporate name to a new name bearing no resemblance to its present name.

Section 8.4  Acquisition Proposals.

(a)  From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Seller will not, and the Seller will instruct its directors, officers, and its employees not to, directly or indirectly (i) solicit, initiate, entertain or encourage submission of any “Acquisition Proposal” (as defined herein) by any person, entity or group (other than Parent and its affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Seller to, or afford access to the properties, books or records of the Seller, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Seller (with (ii) referred to as “Alternative Efforts”).  For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving the Seller (other than licenses granted by the Seller in the ordinary course of business), (ii) dissolution of the Seller, or (iii) sales by the Seller of any capital stock (including by way of a tender offer or an exchange offer) or rights thereto or debt instruments of the Seller.  The Seller will promptly (x) notify Parent if, after the date of this Agreement, either the Seller receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (y) notify Parent of the significant terms and conditions of any such Acquisition Proposal.  In addition, from and after the date of this Agreement until the Closing the Seller will not, and will instruct its directors, officers, and employees not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

(b)  Notwithstanding Section 8.4(a) above, if a Superior Acquisition Proposal  (as defined herein) is made to the Seller and not withdrawn and the Board of Directors of the Seller determines in good faith, after consultation with outside counsel, that, in light of such Superior Acquisition Proposal, it is necessary to subsequently conduct Alternative Efforts (as defined herein) with respect to the person or group making the Superior Acquisition Proposal in order to fulfill its fiduciary duties to the Seller’s shareholders under applicable law, the Board of Directors of the Seller shall conduct such Alternative Efforts following receipt of the Superior Acquisition Proposal, but only after the fifth business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Seller intends to conduct such Alternative Efforts.  During such five-day period, the Seller and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement so that as adjusted the proposal of Parent would be superior to the Superior Acquisition Proposal, in light of all of the facts and circumstances, so that in the reasonable judgment of the Board of Directors of the Seller the Board of Directors would recommend that the Seller proceed with the transactions proposed by Purchaser on such adjusted terms. For purposes of this Agreement, “Superior Acquisition Proposal” shall mean shall mean an unsolicited, bona fide offer made by a third party to consummate any of the following transactions (x) a sale or other disposition by the Seller of all or substantially all of its assets or (y) the acquisition by any person or group (including by merger, exchange offer or issuance by the Seller) directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Seller Stock, on terms that the Board of Directors of the Seller determines in good faith to be more favorable to the Seller shareholders than the terms of the Asset Sale; provided, however, that any such offer shall not be deemed to be a Superior Acquisition Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of the Seller’s Board of Directors to be obtained by such third party on a timely basis.

Section 8.5  No New Business Activities.  After the Closing Date, Seller will not engage in any new business activities, other than those relating to the winding up and liquidation of Seller and transitioning the Business to Buyer.

Section 8.6  Notice of Liquidation.  Seller shall give Buyer notice at least 30 days prior to its final liquidating distribution to its stockholders, which distribution will be made in accordance with Section 281(b) of the DGCL and will not occur prior to the earlier of 12 months after the Closing Date or the date of the final distribution of Escrowed Consideration pursuant to Section 7.4(c).

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1  Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  Stockholder Approval.  The Asset Sale shall have been approved and adopted by the stockholders of the Seller in accordance with the DGCL and the Seller Certificate of Incorporation and bylaws.

(b)  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or similar order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Asset Sale illegal or otherwise prohibiting consummation of the Asset Sale.

(c)  Receipt of Fairness Order.  The parties shall have received the Fairness Order from the Oregon Department of Consumer and Business Services such that the issuance of the Consideration Shares pursuant to this Agreement and the subsequent distribution of that stock to the Seller’s stockholders shall be exempt from the registration requirements of the Securities Act.

Section 9.2  Additional Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller:

(a)  Representations and Warranties.  The representations and warranties of Parent, Newco and Buyer contained in this Agreement shall have been materially true and correct when made and materially true and correct on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).  The Seller shall have received a certificate with respect to each of the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

(b)  Agreements and Covenants.  Parent, Newco and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Seller shall have received a certificate to such effect signed by a duly authorized officer of Parent.

(c)  Secretary’s Certificates.  The Seller shall have received the following:

(i)  a certificate executed by the Secretary of Buyer certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Buyer, (b) a true and correct copy of the by-laws of Buyer, (c) a true and correct copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and (d) incumbency matters;

(ii)  a certificate executed by the Secretary of Newco certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Newco, (b) a true and correct copy of the by-laws of Newco, (c) a true and correct copy of the resolutions of the board of directors of Newco authorizing the execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby and (d) incumbency matters; and

(iii)  a certificate executed by the Secretary of Parent certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Parent, (b) a true and correct copy of the by-laws of Parent, (c) a true and correct copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby and (d) incumbency matters.

(d)  Assumption Agreement.  The Buyer shall have executed and delivered to the Seller the Assumption Agreement.

(e)  Closing Shares and Reconciliation Shares.  Seller shall have received stock certificates representing the Closing Shares and the Reconciliation Shares (if any) or Parent shall have delivered to Buyer a copy of the instruction letter sent by Parent to its transfer agent instructing the transfer agent to issue stock certificates to Buyer representing such shares and instructing that such certificates to be delivered to Seller within two business days.

(f)  Legal Opinion.  The Seller shall have received a legal opinion from counsel to Buyer and Parent addressing matters appropriate and customary for transactions similar in nature to the Asset Sale, including due authorization and approval of the Asset Sale and due authorization and valid issuance of the Consideration Shares in form and substance reasonably acceptable to Seller.

Section 9.3  Additional Conditions to the Obligations of Parent and Buyer.  The obligations of Parent, Newco and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall have been materially true and correct when made and materially true and correct on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).  Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Seller by a duly authorized officer of the Seller.

(b)  Agreements and Covenants.  The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by a duly authorized officer of the Seller.

(c)  Secretary’s Certificate.  Parent shall have received a certificate executed by the Secretary, or other appropriate officer, of the Seller certifying as of the date of Closing (a) a true and correct copy of the certificate of incorporation of the Seller as in effect immediately prior to the Closing (including all amendments thereto, the “Seller Certificate of Incorporation”), (b) a true and correct copy of the by-laws of the Seller, (c) incumbency matters, (d) a true and correct copy of the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, and (e) resolutions approved by the requisite number of stockholders of the Seller approving this Agreement, the consummation of the transaction contemplated hereby and the amendment of Seller’s Certificate of Incorporation to change its name;

(d)  Certificate of Incorporation.  Parent shall have received a copy of the Seller Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware or other appropriate governmental official.

(e)  Certificates of Good Standing and Authorization.  Parent shall have received a certificate of the Secretary of State of the State of Delaware certifying the good standing of the Seller and a certificate of authorization from the Secretary of State of Oregon.

(f)  Instruments of Conveyance and Transfer.  The Seller shall have executed and delivered to Buyer the Bill of Sale and any necessary endorsements, assignments and other instruments of conveyance and transfer with respect to the other Assets, in all cases satisfactory in form and substance to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer.

(g)  Updated Asset Schedules; Schedule of Transferred Receivables.  Parent and Buyer shall have received revised Schedules 1.1(a)-(k), 1.5 and 6.1, each updated as necessary to reflect any changes between the date of this Agreement and the Closing Date and acceptable to Parent and Buyer in their reasonable discretion; provided, however, that nothing in any such revised Schedule shall modify, effect or change the basis for indemnification of any Loss under Article VII, which indemnification shall be exclusively based on the Schedules attached hereto as of the date hereof to the extent any indemnification is available with respect to those Schedules.  Seller shall also have received a schedule of Transferred Receivables as determined pursuant to Section 1.5.

(h)  Legal Opinion.  Parent shall have received a legal opinion from counsel to Seller addressing matters appropriate and customary for transactions similar in nature to the Asset Sale, including due authorization and Seller stockholder approval of the Asset Sale in form and substance reasonably acceptable to Parent.

(i)  Other Documents.  Parent shall have received all other documents and certificates required to be delivered by Seller pursuant to the terms of this Agreement.

ARTICLE X

TERMINATION

Section 10.1  Termination.  Except as provided in Section 10.2 below, this Agreement may be terminated and the Asset Sale abandoned at any time prior to the Closing:

(a)  by mutual consent of the Seller and Parent;

(b)  by Parent or the Seller if:  (i) the Closing has not occurred before 5:00 p.m. (Pacific time) on the date that is 90 days following the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been a cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be a final nonappealable Law promulgated or issued by a Governmental Entity court in effect preventing consummation of the Asset Sale; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Asset Sale by any Governmental Entity that would make consummation of the Asset Sale illegal;

(c)  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement which breach has a Material Adverse Effect on the Seller, or if any representation or warranty of the Seller shall have become untrue in any material respect, provided that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller is curable by the Seller within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Seller continues to exercise such efforts, Parent may not terminate this Agreement under this Section 10.1(c) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(c) if it or the Parent Subsidiaries shall have materially breached this Agreement);

(d)  by the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement which breach has a Material Adverse Effect on the Parent or if any representation or warranty of Parent shall have become untrue in any material respect, provided, that if such inaccuracy in Parent’s or Buyer’s representations and warranties or breach by Parent or Buyer is curable by Parent, or Buyer within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as Parent or Buyer continues to exercise such efforts, the Seller may not terminate this agreement under this Section 10.1(d) unless such breach is not cured within thirty (30) days (it being understood that the Seller may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement); and

(e)  by the Seller or Parent by written notice to the other, if the Seller accepts a Superior Acquisition Proposal.

Section 10.2  Effect of Termination.  In the event of termination of this Agreement by either the Parent or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.2 which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Parent, Buyer or the Seller or any of their respective directors, officers, employees or stockholders to one another; provided, however, that if this Agreement is terminated (a) pursuant to Section 10.1(e) the Seller shall pay to Parent a fee of $400,000, or (b) due to the failure of the Seller to obtain the required approval of its stockholders within thirty (30) days of the issuance of the Fairness Order required by Section 9.1(c) the Seller shall pay to Parent a fee of $100,000, and each such amount shall be payable promptly by wire transfer of same day funds.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Certain Definitions.  For purposes of this Agreement:

(a)  The term “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person.  For the purposes of this definition, “control” (including, the correlative terms “controlling,” “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(b)  The term “business day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.  In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included, except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

(c)  The term “including” means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

(d)  Except as otherwise provided herein, the term “knowledge,” as applied to the Seller, means the actual knowledge of David Brinker and Mark Anastas, as applied to the Parent, the actual knowledge of Michael Ferro, Michael Nelson, and Justin Dearborn.

(e)  The term “person” or “Person” shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(f)  The term “subsidiary” or “subsidiaries” means, with respect to the Parent, the Seller or any other person, any corresponding or other entity of which the Parent, the Seller or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

(g)  The term “Parent Average Share Price” means the average closing price for a Parent share on the Nasdaq National Market for the five (5) trading days immediately preceding the Closing Date.

(h)  The term “Parent Common Stock” means Parent’s common stock, $0.001 par value per share.

(i)  The term “Parent Shares” means shares of Parent Common Stock.

Section 11.2  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 11.3  Governing Law; Waiver of Jury Trial.

(a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3(b).

Section 11.4  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent, Newco or Buyer:

Click Commerce, Inc.

200 E. Randolph St.

49th Floor

Chicago, IL  60601

Attention:  General Counsel

Fax: (312) 482-8557

with copies to:

McDermott, Will & Emery

227 W. Monroe Street

Chicago, IL  60606

Attention:  Mark A. Harris

Fax:  (312) 984-7700

if to the Seller:

(a)  if prior to Closing,

1925 NW Amberglen Pkwy

Suite 400

Beaverton, OR 97006

Attention:  David Brinker

Fax:  (503) 601-4001

(b)  if after Closing,

2045 NW 135th Avenue

Portland, OR 97229

Attention:  David Brinker

with copies to:

Stoel Rives LLP

900 SW Fifth Avenue

Suite 2600

Portland, OR 97204

Attention:  Robert J. Moorman

Fax:  (503) 220-2480

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 11.5  Entire Agreement.  This Agreement (including any exhibits and annexes to this Agreement), the Seller Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior and contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 11.6  No Third Party Beneficiaries.  Except (i) as provided in Section 7.2 with respect to the Indemnified Parties, and (ii) as contemplated by Section 6.1 with respect to the Covered Employees, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 11.7  Amendment.  This Agreement may not be amended except by an instrument in writing which references this Agreement and is approved by the Board of Directors of the Seller and consented to by the Board of Directors of the Parent.

Section 11.8  Obligations of the Parent.  Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action.

Section 11.9  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 11.10  Interpretation.  The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.  Where a reference in this Agreement is made to a Section, exhibit or annex, that reference shall be to a Section of or exhibit or annex to this Agreement unless otherwise indicated.

Section 11.11  Assignment.  This Agreement shall not be assignable or delegable by operation of law or otherwise without the prior written consent of the Seller and the Parent and any attempt to do so shall be null and void.

Section 11.12  Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signature Page Follows)

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CLICK COMMERCE, INC.

By:	/s/ Michael W. Nelson
Name: Michael W. Nelson
Title: Vice President, Chief Financial Officer and Treasurer

CLICK-WEBRIDGE, INC.

By:	/s/ Michael W. Nelson
Name: Michael W. Nelson
Title: Vice President and Treasurer

CLICK WEST COAST CORP.

By:	/s/ Michael W. Nelson
Name: Michael W. Nelson
Title: Vice President and Treasurer

WEBRIDGE, INC.

By:	/s/ David L. Brinker
Name: David L. Brinker
Title: CEO